                                                                 EXHIBIT (a)(11)


(Investors) Patrick Lo                     (Media) Howard Bender
            Senior Vice President and CFO          Vice President/Communications
            SCPIE Holdings Inc.                    SCPIE Holdings Inc.
            310/557-8711                           310/551-5948
            e-mail: plo@scpie.com                  e-mail: hbender@scpie.com


            Cecilia A. Wilkinson
            Pondel/Wilkinson Group
            310.207.9300
            e-mail: cwilkinson@pondel.com


          SCPIE HOLDINGS ANNOUNCES THIRD-QUARTER, NINE-MONTH RESULTS

     LOS ANGELES, CALIFORNIA - NOVEMBER 4, 1999 - SCPIE Holdings Inc.

(NYSE:SKP), one of the nation's major providers of medical malpractice insurance, today reported improved operating income for the three- and nine-

month periods ended September 30, 1999.

     For the third quarter, operating income (excluding realized investment gains and losses) rose 8% to $0.66 per share from $0.61 per share in the corresponding year-earlier period, as the company continued to improve its loss ratio on stable earned premiums.

     Net income for the quarter totaled $6.8 million, or $0.58 per diluted share.  A year ago, net income for the third quarter totaled $9.4 million, or

$0.78 per diluted share.

     Net premiums written for the 1999 third quarter totaled $35.2 million and earned premiums equaled $38.8 million.  In last year's third quarter, net premiums written were $37.1 million and earned premiums were $38.3 million.

     Total revenues for the current third quarter equaled $47.2 million,

including $1.3 million in realized investment losses, compared with revenues of

$51.5 million in the corresponding period last year, when the company had realized investment gains of $3.3 million.


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SCPIE Holdings Inc.

2-2-2

     For the nine months ended September 30, 1999, operating income per share rose 8% to $1.97 from $1.82 a year ago.

     Net income for the 1999 nine-month period totaled $26.4 million, or $2.26 per diluted share.  A year ago, nine-month net income equaled $26.8 million, or

$2.21 per diluted share.

     Net premiums written for the current nine-month period totaled $113.8 million, and earned premiums were $119.2 million.  For last year's nine-month period, net premiums written were $115.2 million, and earned premiums totaled

$117.8 million.

     Total revenues for the first nine months of 1999 were $153.8 million,

including realized investment gains of $5.3 million. This compares with 1998 nine-month total revenues of $155.9 million, which included $7.3 million of realized investment gains.

     SCPIE's GAAP loss ratio improved in the third quarter to 81.7% from 83.4% a year ago.  The expense ratio in the quarter equaled 18.8%, up from 17.7% a year ago, as SCPIE's broker relationships continued to contribute a greater proportion of premiums. The company's combined ratio for the quarter improved to

100.5%, down from 101.1% a year ago.

     "SCPIE continued to produce operating income gains in the third quarter,

demonstrating our ability to maintain quality business with improved loss ratios," said Donald J. Zuk, SCPIE President and Chief Executive Officer.

"Also, during the quarter, we continued to realize the benefits of our growing relationships with quality insurance brokers. In addition, we launched a new product that addresses physicians' liability exposure to Medicare and Medicaid billing errors and omissions."


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SCPIE Holdings Inc.

3-3-3

     Book value per share at September 30, 1999, excluding unrealized gains and losses, rose to $32.77, compared with $30.97 at December 31, 1998.  Including unrealized gains and losses, book value was $31.88 at September 30, 1999, and

$32.54 at December 31, 1998.

     On October 14, 1999, the company commenced an offer to purchase up to two million shares of its common stock at a price not greater than $37.50 or less than $34.25 per share through a procedure commonly known as a Dutch Auction.

The offer is scheduled to expire on November 10, 1999, unless extended by the company.

     SCPIE Holdings Inc. is one of the nation's leading providers of medical malpractice insurance, based on direct premiums written in 1998.  SCPIE currently insures more than 14,500 physicians, other providers and oral and maxillofacial surgeons practicing alone or in medical groups, clinics or other healthcare organizations.  The company also insures a variety of healthcare facilities, including hospitals, emergency departments, outpatient surgery and hemodialysis centers, and clinical and pathology laboratories.

                                      ###

     In addition to historical information, this news release contains forward-looking statements that are based upon the company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the company's ability to retain its current insureds and to expand its product lines and its business in existing and into new geographical areas, including through the Brown & Brown affiliation, are dependent upon a variety of factors, including future economic, competitive and market conditions, future legislative and regulatory changes and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the company or any other person that the company's objectives or plans will be realized.
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SCPIE HOLDINGS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

                                                           SEPTEMBER 30,                DECEMBER 31,
                                                              1999                          1998
                                                        ---------------------------------------------
ASSETS                                                      (UNAUDITED)
Securities available-for-sale:
   Fixed maturities investments, at fair value
   (amortized cost 1999 - $656,938; 1998 - $698,971)           $644,509                      $722,196
   Equity investments, at fair value
   (cost 1999 - $24,802; 1998 - $31,493)                         21,393                        37,015
                                                        ---------------------------------------------
            Total securities available-for-sale                 665,902                       759,211
Short -term investments                                          48,026                        34,405
                                                        ---------------------------------------------
            Total investments                                   713,928                       793,616
Cash                                                              9,957                        12,305
Accrued investment income                                         9,785                        11,440
Reinsurance recoverable                                          34,973                        24,899
Deferred federal income taxes                                    22,397                        12,163
Costs in excess of net assets acquired                            7,189                         7,811
Property and equipment, net                                      19,894                        19,706
Other assets                                                     34,226                        39,529
                                                        ---------------------------------------------
            Total assets                                       $852,349                      $921,469
                                                        =============================================

LIABILITIES
Reserves:
   Loss and loss adjustment expenses                           $448,622                      $477,631
   Unearned premiums                                             19,219                        24,591
                                                        ---------------------------------------------
            Total reserves                                      467,841                       502,222
Other liabilities                                                15,768                        32,729
                                                        ---------------------------------------------
            Total liabilities                                   483,609                       534,951
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock - par value $1.00,
  5,000,000 shares authorized, no shares
  issued or outstanding                                            - -                           - -

Common stock - par value $.0001, 30,000,000
  shares authorized, 12,792,091 shares issued,
  1999 - 11,568,462 shares outstanding
  1998 - 11,878,791 shares outstanding                                1                             1
Additional paid-in capital                                       36,386                        36,386
Retained earnings                                               368,162                       344,587
Treasury stock, at cost                                         (25,514)                      (13,141)
  (1999 - 723,629 shares and 1998 - 413,300 shares)
Accumulated other comprehensive income                          (10,295)                       18,685
                                                        ---------------------------------------------
            Total stockholders' equity                          368,740                       386,518
                                                        ---------------------------------------------
            Total liabilities and stockholders'                $852,349                      $921,469
             equity
                                                        =============================================


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SCPIE HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

                                                          THREE MONTHS ENDED               NINE MONTHS ENDED
                                                             SEPTEMBER 30,                   SEPTEMBER 30,
                                                          1999           1998             1999           1998
                                                   ------------------------------------------------------------
Revenues:
   Premiums earned                                   $    38,826    $    38,289      $   119,219    $   117,769
   Net investment income                                   9,514          9,768           28,951         30,394
   Realized investment gains (losses)                     (1,325)         3,269            5,283          7,330
   Other revenue                                             166            158              396            428
                                                   ------------------------------------------------------------
            Total revenues                                47,181         51,484          153,849        155,921
Expenses:
   Losses and loss adjustment expenses                    31,725         31,931           97,475         99,307
   Other operating expenses                                7,307          6,767           21,556         20,707
                                                   ------------------------------------------------------------
            Total expenses                                39,032         38,698          119,031        120,014
                                                   ============================================================

Income before federal income taxes                         8,149         12,786           34,818         35,907

Federal income taxes                                       1,370          3,374            8,441          9,078
                                                   ------------------------------------------------------------

             Net income                              $     6,779    $     9,412      $    26,377    $    26,829
                                                   ============================================================

Basic earnings per share of common stock             $      0.59    $      0.79      $      2.26    $      2.21
                                                   ============================================================
Diluted earnings per share of common stock           $      0.58    $      0.78      $      2.26    $      2.21
                                                   ============================================================

Average Number of Shares Outstanding-Basic            11,580,094     11,981,094       11,663,813     12,131,705
Average Number of Shares Outstanding-Diluted          11,599,158     11,995,873       11,670,168     12,148,272

GAAP Loss Ratio                                            81.71%         83.39%           81.76%         84.32%
GAAP Expense Ratio                                         18.82%         17.67%           18.08%         17.58%
                                                   ------------------------------------------------------------
GAAP Combined Ratio                                       100.53%        101.06%           99.84%        101.90%

Operating Earnings Per Share                         $      0.66    $      0.61      $      1.97    $      1.82
                                                   ============================================================
